                             ARTICLES OF AMENDMENT
                                       TO
                         THE ARTICLES OF INCORPORATION
                                       OF
                    FIRST ALLIANCE/PREMIER BANCSHARES, INC.


                                       I.

     The name of the Corporation is FIRST ALLIANCE/PREMIER BANCSHARES, INC.

                                      II.

     The Amendment adopted by the Corporation is as follows:

     The Corporation's Articles of Incorporation are hereby amended by deleting
Article 1 thereof in its entirety and substituting therefor the following:

     "The name of the corporation is PREMIER BANCSHARES, INC."

                                      III.

     The aforesaid Amendment was adopted by the Board of Directors on January 13, 1997.

                                      IV.

     The aforesaid Amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of the Official Code of Georgia Annotated, Section 14-2-1002 and did not require shareholder approval.

                                       V.

     The Amendment does not provide for an exchange, reclassification or cancellation of issued shares.

     IN WITNESS WHEREOF, FIRST ALLIANCE/PREMIER BANCSHARES, INC. has caused these Articles of Amendment to be executed and its corporate seal to be affixed and has caused the foregoing to be attested as of the 13th day of January, 1997.


     FIRST ALLIANCE/PREMIER BANCSHARES, INC.



ATTEST:                     By:     /s/ Darrell D. Pittard
                                -----------------------------------------
                                Darrell D. Pittard, Chairman of the Board


/s/ Barbara J. Burtt
---------------------------
Barbara J. Burtt, Secretary



     (CORPORATE SEAL)